ANGI REPORTS Q3 2024

IAC considering a spin-off of Angi
Q3 operating income improves $16 million to $8 million
Q3 Adjusted EBITDA improves 27% to $35 million

DENVER — November 11, 2024 — Angi Inc. (NASDAQ: ANGI) released its third quarter results today. A letter to IAC shareholders from Joey Levin, the Chairman of Angi Inc. and Chief Executive Officer of IAC, is available on the Investor Relations section of IAC’s website at ir.iac.com.

ANGI INC. SUMMARY RESULTS
($ in millions except per share amounts)
	Q3 2024	Q3 2023	Growth

Revenue	$296.7	$351.2	-16%
Operating income (loss)	7.8	(7.9)	NM
Net earnings (loss)	35.2	(5.4)	NM
Diluted earnings (loss) per share	$0.07	$(0.01)	NM
Adjusted EBITDA	35.4	27.8	27%

See reconciliations of GAAP to non-GAAP measures beginning on page 10.
Q3 2024 HIGHLIGHTS
•IAC announced it is considering a spin-off of its ownership stake in Angi Inc. to its shareholders.
•Operating income increased $16 million to $8 million and Adjusted EBITDA increased 27% to $35 million driven by Ads and Leads and Services.
◦Year-to-date operating income has increased $54 million to $20 million and Adjusted EBITDA has increased 47% to $114 million.
•International revenue grew 9%.
•Monetized Transactions per Service Request increased 26% to 1.53.
•Between August 2, 2024 and November 8, 2024, Angi Inc. repurchased 2.5 million common shares for an aggregate of $6.2 million (average share price of $2.48 per share).
◦Angi Inc. has repurchased 15.9 million shares since the beginning of November 2023.
•For the nine months ended September 30, 2024, net cash provided by operating activities attributable to continuing operations increased $31 million to $116 million and Free Cash Flow increased $29 million to $78 million.
•For the full year 2024, Angi Inc. expects $10-$35 million of operating income and $140-$145 million of Adjusted EBITDA.

Revenue

	Q3 2024	Q3 2023	Growth
($ in millions; rounding differences may occur)
Ads and Leads	$241.2	$292.0	-17%
Services	23.7	30.0	-21%
Total Domestic	$264.9	$322.0	-18%
International	31.8	29.3	9%
Total	$296.7	$351.2	-16%

•Revenue was $296.7 million, down 16% year-over-year driven by:

◦Ads and Leads revenue decreased 17% driven by ongoing user-experience enhancements as well as lower sales and marketing spend, resulting in both lower Service Requests and lower acquisition of new professionals

◦Services revenue decreased 21% due to margin-optimization initiatives and lower Service Requests

◦International revenue increased 9% driven primarily by a larger professional network and higher revenue per professional

Operating income (loss) and Adjusted EBITDA

	Q3 2024	Q3 2023	Growth
($ in millions; rounding differences may occur)
Operating income (loss):
Ads and Leads	$21.1	$8.1	160%
Services	(0.3)	(3.9)	92%
Corporate	(15.7)	(14.9)	-6%
Total Domestic	5.1	(10.6)	NM
International	2.7	2.8	-1%
Total	$7.8	$(7.9)	NM
Adjusted EBITDA:
Ads and Leads	$42.2	$32.2	31%
Services	3.9	3.5	10%
Corporate	(14.4)	(11.9)	-21%
Total Domestic	31.7	23.8	33%
International	3.7	4.0	-9%
Total	$35.4	$27.8	27%

•Operating income increased $15.7 million to $7.8 million and Adjusted EBITDA improved 27% to $35.4 million driven by:
◦Ads and Leads operating income increased 160% to $21.1 million reflecting:
▪Adjusted EBITDA increasing 31% to $42.2 million reflecting:
•Lower selling and marketing expense due to lower consumer marketing spend driven by improved efficiency and lower sales-related expenses
•Lower general and administrative expense due to lower software maintenance costs, improved collections reducing the provision for credit losses and reduced legal costs related primarily to a benefit from insurance coverage for previously incurred legal fees
•17% lower revenue
▪$2.6 million lower amortization of intangibles and $2.0 million lower depreciation

◦Services operating loss decreased 92% to $0.3 million due primarily to:
▪Adjusted EBITDA increasing 10% to $3.9 million due primarily to improved unit economics and lower operating expenses, partially offset by lower revenue
▪$2.8 million lower depreciation

◦International operating income decreased 1% to $2.7 million and Adjusted EBITDA decreased 9% to $3.7 million, due primarily to an increase of $1.5 million in sales commissions largely as a result of certain commissions no longer qualifying for capitalization and $0.9 million in restructuring costs related to Homestars, partially offset by a 9% increase in revenue

Income Taxes

The Company recorded an income tax benefit of $26.6 million in Q3 2024 despite pre-tax earnings due primarily to the recognition of previously unbenefited foreign losses due to the purchase of the remaining noncontrolling interests in a subsidiary. In Q3 2023, the Company recorded an income tax benefit of $6.1 million in for an effective tax rate of 67%, which was higher than the statutory rate due primarily to an adjustment to the forecasted annual effective tax rate.

Operating Metrics

	Q3 2024	Q3 2023	Growth

Service Requests (in thousands)	4,490	6,065	-26%
Monetized Transactions (in thousands)	6,867	7,355	-7%
Monetized Transactions per Service Request	1.53	1.21	26%
Transacting Professionals (in thousands)	178	202	-12%

Free Cash Flow

For the nine months ended September 30, 2024, net cash provided by operating activities attributable to continuing operations was $115.9 million, an increase of $30.7 million year-over-year. Free Cash Flow increased $29.2 million to $78.4 million due primarily to higher Adjusted EBITDA, partially offset by $1.4 million higher capital expenditures.

	Nine Months Ended September 30,
($ in millions; rounding differences may occur)	2024	2023
Net cash provided by operating activities attributable to continuing operations	$115.9	$85.2
Capital expenditures	(37.5)	(36.1)
Free Cash Flow	$78.4	$49.1

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2024:

•Angi Inc. had 497.7 million shares of Class A and Class B common stock outstanding.
•IAC’s economic interest in Angi Inc. was 85.3% and IAC’s voting interest in Angi Inc. was 98.3%.
•Angi Inc. had $395 million in cash and cash equivalents and $500 million of 3.875% Senior Notes due August 15, 2028 held at ANGI Group, LLC (a subsidiary of Angi Inc.).

Between August 2, 2024 and November 8, 2024, Angi Inc. repurchased 2.5 million common shares for an aggregate of $6.2 million (average share price of $2.48 per share).

As of November 8, 2024, Angi Inc. had 23.1 million shares remaining in its 25 million stock repurchase authorization approved by the Angi Inc. Board of Directors on August 2, 2024, pursuant to which share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their third quarter results on Tuesday, November 12, 2024, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.angi.com and ir.iac.com.

DILUTIVE SECURITIES

Angi Inc. has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg. Exercise	As of
	Shares	Price	11/8/24	Dilution At:

Share Price			$2.51	$3.00	$4.00	$5.00	$6.00

Absolute Shares as of 11/8/24	497.3		497.3	497.3	497.3	497.3	497.3

SARs	0.1	$2.86	—	—	—	—	—
Options	0.3	$12.32	—	—	—	—	—
RSUs and subsidiary denominated equity awards	26.9		7.0	6.9	6.9	6.8	6.8
Total Dilution			7.0	7.0	6.9	6.8	6.8
% Dilution			1.4%	1.4%	1.4%	1.4%	1.3%
Total Diluted Shares Outstanding			504.3	504.2	504.1	504.1	504.1

The dilutive securities presentation is calculated using the method and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon exercise or vesting, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees assuming a withholding tax rate of 50%. In addition, the estimated income tax benefit from the tax deduction received upon the exercise or vesting of these awards is assumed to be used to repurchase Angi Inc. shares. Assuming all awards were exercised or vested on November 8, 2024, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $31.3 million, assuming a stock price of $2.51 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2024. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of ANGI.

ANGI INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenue	$296,719	$351,231	$917,243	$1,058,315
Cost of revenue (exclusive of depreciation shown separately below)	14,750	13,663	41,399	45,308
Gross profit	281,969	337,568	875,844	1,013,007
Operating costs and expenses:
Selling and marketing expense	155,443	200,105	470,817	608,592
General and administrative expense	76,827	98,702	246,717	288,536
Product development expense	24,314	21,497	72,849	72,358
Depreciation	17,568	22,493	65,741	69,687
Amortization of intangibles	—	2,633	—	7,958
Total operating costs and expenses	274,152	345,430	856,124	1,047,131
Operating income (loss)	7,817	(7,862)	19,720	(34,124)
Interest expense	(5,045)	(5,037)	(15,124)	(15,100)
Other income, net	5,979	3,890	15,033	12,881
Earnings (loss) from continuing operations before income taxes	8,751	(9,009)	19,629	(36,343)
Income tax benefit	26,612	6,057	18,505	3,813
Net earnings (loss) from continuing operations	35,363	(2,952)	38,134	(32,530)
Loss from discontinued operations, net of tax	—	(2,335)	—	(2,236)
Net earnings (loss)	35,363	(5,287)	38,134	(34,766)
Net earnings attributable to noncontrolling interests	(202)	(69)	(844)	(614)
Net earnings (loss) attributable to Angi Inc. shareholders	$35,161	$(5,356)	$37,290	$(35,380)

Per share information from continuing operations:
Basic earnings (loss) per share	$0.07	$(0.01)	$0.07	$(0.07)
Diluted earnings (loss) per share	$0.07	$(0.01)	$0.07	$(0.07)

Per share information attributable to Angi Inc. shareholders:
Basic earnings (loss) per share	$0.07	$(0.01)	$0.07	$(0.07)
Diluted earnings (loss) per share	$0.07	$(0.01)	$0.07	$(0.07)

Stock-based compensation expense by function:
Selling and marketing expense	$1,151	$1,797	$3,528	$4,530
General and administrative expense	7,309	6,771	20,309	21,938
Product development expense	1,564	2,013	4,256	7,122
Total stock-based compensation expense	$10,024	$10,581	$28,093	$33,590

ANGI INC. CONSOLIDATED BALANCE SHEET
($ in thousands)
	September 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$395,230	$364,044
Accounts receivable, net	52,402	51,100
Other current assets	51,888	72,075
Total current assets	499,520	487,219

Capitalized software, leasehold improvements and equipment, net	85,599	109,527
Goodwill	888,079	886,047
Intangible assets, net	171,191	170,773
Deferred income taxes	172,031	148,183
Other non-current assets, net	39,587	54,466
TOTAL ASSETS	$1,856,007	$1,856,215

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Accounts payable	$33,147	$29,467
Deferred revenue	50,195	49,859
Accrued expenses and other current liabilities	160,260	179,329
Total current liabilities	243,602	258,655

Long-term debt, net	496,639	496,047
Deferred income taxes	2,047	2,739
Other long-term liabilities	44,217	54,266

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Class A common stock	112	107
Class B convertible common stock	422	422
Class C common stock	—	—
Additional paid-in capital	1,462,474	1,447,353
Accumulated deficit	(193,729)	(231,019)
Accumulated other comprehensive income	3,278	1,187
Treasury stock	(203,055)	(177,283)
Total Angi Inc. shareholders’ equity	1,069,502	1,040,767
Noncontrolling interests	—	3,741
Total shareholders’ equity	1,069,502	1,044,508
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,856,007	$1,856,215

ANGI INC. CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)
	Nine Months Ended September 30,
	2024	2023

Cash flows from operating activities attributable to continuing operations:
Net earnings (loss)	$38,134	$(34,766)
Loss from discontinued operations, net of tax	—	(2,236)
Net earnings (loss) attributable to continuing operations	38,134	(32,530)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities attributable to continuing operations:
Depreciation	65,741	69,687
Provision for credit losses	43,694	64,790
Stock-based compensation expense	28,093	33,590
Non-cash lease expense (including impairment of right-of-use assets)	13,813	9,136
Deferred income taxes	(24,595)	(12,128)
Amortization of intangibles	—	7,958
Other adjustments, net	373	(405)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(44,665)	(58,453)
Other assets	21,094	(7,671)
Accounts payable and other liabilities	(3,945)	18,754
Operating lease liabilities	(13,870)	(16,478)
Income taxes payable and receivable	(8,307)	4,862
Deferred revenue	344	4,129
Net cash provided by operating activities attributable to continuing operations	115,904	85,241

Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(37,547)	(36,105)
Purchases of marketable debt securities	—	(12,362)
Proceeds from maturities of marketable debt securities	—	12,500
Proceeds from sales of fixed assets	6	11
Net cash used in investing activities attributable to continuing operations	(37,541)	(35,956)

Cash flows from financing activities attributable to continuing operations:
Purchases of treasury stock	(25,675)	(3,397)
Purchase of noncontrolling interests	(16,019)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(5,652)	(4,780)
Distribution to IAC pursuant to the tax sharing agreement	(198)	—
Other, net	—	(57)
Net cash used in financing activities attributable to continuing operations	(47,544)	(8,234)

Total cash provided by continuing operations	30,819	41,051
Net cash provided by operating activities attributable to discontinued operations	—	3,557
Net cash provided by investing activities attributable to discontinued operations	—	325
Total cash provided by discontinued operations	—	3,882
Effect of exchange rate changes on cash and cash equivalents and restricted cash	448	127
Net increase in cash and cash equivalents and restricted cash	31,267	45,060
Cash and cash equivalents and restricted cash at beginning of period	364,301	322,136
Cash and cash equivalents and restricted cash at end of period	$395,568	$367,196

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
($ in millions; rounding differences may occur)

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Adjusted EBITDA
Ads and Leads	$21.1	$7.8	$13.3	$42.2
Services	(0.3)	0.7	3.5	3.9
Corporate	(15.7)	1.3	–	(14.4)
Total Domestic	5.1	9.9	16.8	31.7
International	2.7	0.1	0.8	3.7
Total	$7.8	$10.0	$17.6	$35.4

	For the three months ended September 30, 2023
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Ads and Leads	$8.1	$6.1	$15.4	$2.6	$32.2
Services	(3.9)	1.1	6.3	–	3.5
Corporate	(14.9)	2.9	–	–	(11.9)
Total Domestic	(10.6)	10.1	21.7	2.6	23.8
International	2.8	0.5	0.8	–	4.0
Total	$(7.9)	$10.6	$22.5	$2.6	$27.8

	For the nine months ended September 30, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Adjusted EBITDA
Ads and Leads	$65.7	$18.3	$48.4	$132.4
Services	(12.3)	3.2	15.0	5.9
Corporate	(46.0)	5.8	—	(40.2)
Total Domestic	7.4	27.3	63.4	98.1
International	12.3	0.8	2.3	15.5
Total	$19.7	$28.1	$65.7	$113.6

	For the nine months ended September 30, 2023
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
Ads and Leads	$26.4	$16.9	$49.0	$8.0	$100.2
Services	(21.5)	6.5	18.1	—	3.1
Corporate	(46.4)	9.0	—	—	(37.4)
Total Domestic	(41.5)	32.3	67.1	8.0	65.9
International	7.4	1.2	2.6	—	11.2
Total	$(34.1)	$33.6	$69.7	$8.0	$77.1

RECONCILIATION OF FY 2024 OPERATING INCOME TO ADJUSTED EBITDA OUTLOOK

($ in millions)	FY 2024 Outlook
Operating income	$10-$35
Depreciation	90-80
Stock-based compensation expense	40-30
Adjusted EBITDA	$140-$145

ANGI INC. PRINCIPLES OF FINANCIAL REPORTING

Angi Inc. reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is considered our primary segment measure of profitability and is one of the metrics, along with Free Cash Flow, by which we evaluate the performance of our businesses and our internal budgets are based and may also impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Angi Inc. endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account mandatory debt service requirements. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with the grants, including unvested grants assumed in acquisitions, of stock appreciation rights ("SARs"), restricted stock units ("RSUs"), stock options and performance-based RSUs and market-based awards. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. Performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period). The Company is currently settling all stock-based awards on a net basis and remits the required tax-withholding amounts from its current funds.

Please see page 6 for a summary of our dilutive securities as of November 8, 2024, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as professional relationships, technology and trade names, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Metric Definitions

Ads and Leads Revenue - Primarily comprises domestic revenue from consumer connection revenue for consumer matches, revenue from professionals under contract for advertising and membership subscription revenue from professionals and consumers.

Services Revenue – Primarily comprises domestic revenue from pre-priced offerings by which the consumer requests services through a Company platform and the Company connects them with a professional to perform the service.

International Revenue – Primarily comprises revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from professionals and consumers.

Corporate – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Service Requests - Reflects (i) fully completed and submitted domestic service requests for connections with Ads and Leads professionals, (ii) contacts to Ads and Leads professionals generated via the professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Monetized Transactions per Service Request – Monetized Transactions divided by Service Requests.

Transacting Professionals (formerly known as Transacting Service Professionals) – The number of (i) Ads and Leads professionals that paid for consumer matches or advertising and (ii) Services professionals that performed a Services job, during the most recent quarter.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on Tuesday, November 12, 2024, may contain "forward‑looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of the Company and its businesses, business prospects and strategy, the contemplated spinoff of IAC's ownership in the Company, anticipated trends and prospects in the home services industry and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) the continued migration of the home services market online, (ii) our ability to market our various products and services in a successful and cost-effective manner, (iii) the continued prominence of the display of links to websites offering our products and services in search results, (iv) our ability to expand our pre-priced offerings, while balancing the overall mix of service requests and directory services on Angi platforms, (v) our ability to establish and maintain relationships with quality and trustworthy professionals, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to access, share, use and protect the personal data of consumers, (viii) our continued ability to communicate with consumers and professionals via e-mail (or other sufficient means), (ix) our ability to continue to generate leads for professionals given changing requirements applicable to certain communications with consumers, (x) any challenge to the contractor classification or employment status of our professionals, (xi) our ability to compete, (xii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xiii) our ability to maintain and/or enhance our various brands, (xiv) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties who whom we do business), (xv) the occurrence of data security breaches and/or fraud, (xvi) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xvii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructures (and those of third parties with whom we do business), (xviii) changes in key personnel, (xix) various risks related to our relationship with IAC, (xx) our ability to generate sufficient cash to service our indebtedness and (xxi) certain risks related to ownership of our Class A common stock. Certain of these and other risks and uncertainties are discussed in Angi Inc.’s filings with the Securities and Exchange Commission (the "SEC"), including the most recent Annual Report on Form 10-K filed with the SEC on February 29, 2024, and subsequent reports that Angi Inc. files with the SEC. Other unknown or unpredictable factors that could also adversely affect Angi Inc.’s business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home professionals grow their business. We started in 1995 with a simple goal to help people find skilled home pros in their area. Now more than 25 years later, we've evolved to help people with everything from finding, booking and hiring a skilled pro, to researching costs, finding inspiration and discovering project possibilities. With an extensive nationwide network of skilled home pros, Angi has helped more than 150 million people maintain, repair, renovate and improve their homes and has helped hundreds of thousands of small local businesses grow.

Contact Us

IAC/Angi Inc. Investor Relations
Mark Schneider
(212) 314-7400

Angi Inc. Corporate Communications
Emily Do
(303) 963-8352

IAC Corporate Communications
Valerie Combs
(212) 314-7251

Angi Inc.
3601 Walnut Street, Denver, CO 80205 (303) 963-7200 http://www.angi.com